                                                                    Exhibit 10.1

                               AS OF JUNE 29, 2000
                              --------------------







                              HECLA MINING COMPANY
                                   as Borrower


                          STANDARD BANK LONDON LIMITED
                                    as Lender






                          ----------------------------

                           SUBORDINATED LOAN AGREEMENT
                          ----------------------------










                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA
                               Tel: 020 7638 1111
                               Fax: 020 7972 7990
                              TCW/627S00008/1769431

                                      INDEX

1.  DEFINITIONS; INTERPRETATION                                             1
1.1 Defined Terms                                                           1
1.2 Use of Defined Terms                                                   11
1.3 Accounting and Financial Determinations                                11
1.4 Change in Accounting Principles                                        11
1.5 General Provisions as to Certificates and Opinions, etc.               11
1.6 Interpretation                                                         12
2.COMMITMENTS AND PROCEDURES FOR MAKING THE LOAN; CONTINUATION PROCEDURES  13
2.1 Commitments; Making The Loan                                           13
2.2 Continuation Elections                                                 14
2.3 Records                                                                14
2.4 Funding                                                                14
3.PRINCIPAL PAYMENTS; INTEREST; CAPITALISATION OF INTEREST; FEES           15
3.1 Principal Payments                                                     15
3.1.1  Scheduled Repayments                                                15
3.1.2  Prepayments - Voluntary                                             15
3.1.3  Principal Payments Generally                                        15
3.2 Interest Payments                                                      15
3.2.1  Rate                                                                16
3.2.2  Post-Maturity Rate                                                  16
3.2.3  Payment Dates; Calculation of Interest                              16
3.2.4  Rate Determinations                                                 16
3.2.5  Capitalization of Interest                                          17
3.2.6  Payments Subject to Subordination                                   17
4.INCREASED COSTS; TAXES; MARKET DISRUPTIONS; GENERAL PAYMENT PROVISIONS   18
4.1 Dollars Unavailable                                                    18
4.2 Increased Costs, etc.                                                  18
4.3 Funding Losses                                                         19
4.4 Increased Capital Costs                                                19
4.5 Illegality                                                             20
4.6 Taxes                                                                  21
4.7 Mitigation                                                             21
4.8 Payments, Computations, etc.                                           22
4.9 Set-off                                                                22
4.10 Application of Proceeds                                               23
5.  CONDITIONS PRECEDENT TO MAKING LOANS                                   23
5.1 In General                                                             23
5.1.1  Resolutions, etc.                                                   23
5.1.2  Subordination Agreement; MHV Guaranty                               24
5.1.3  Borrowing Notice                                                    24
5.1.4  Process Agent Acceptance                                            24
5.1.5  Opinions                                                            24
5.1.6  Closing Expenses, etc.                                              25
5.1.7  Compliance with Warranties, No Defaults, etc.                       25

6.  REPRESENTATIONS AND WARRANTIES                                            25
6.1 Organization, Power, Authority, etc.                                      25
6.2 Due Authorization; Non-Contravention                                      26
6.3 Validity, etc.                                                            26
6.4 Legal Status                                                              26
6.5 Financial Information                                                     26
6.6 Absence of Default                                                        27
6.7 Litigation, etc.                                                          27
6.8 Materially Adverse Effect                                                 27
6.9 Taxes and Other Payments                                                  27
6.10 Subsidiaries                                                             28
6.11 Environmental Warranties                                                 28
6.12 ERISA Liabilities                                                        28
6.13 Regulations T, U and X                                                   29
6.14 Government Regulation                                                    29
7.  COVENANTS                                                                 29
7.1 Informational and Financial Covenants                                     29
7.1.1  Financial Information, etc.                                            29
7.1.2  Defaults                                                               30
7.1.3  Miscellaneous Information                                              30
7.1.4  Books and Records; Access                                              30
7.1.5  Accuracy of Information                                                31
7.2 Affirmative Covenants                                                     31
7.2.1  Compliance with Laws, etc.                                             31
7.2.2  Maintenance of Corporate Existence                                     31
7.2.3  Payment of Taxes, etc.                                                 31
7.2.4  Use of Proceeds                                                        31
7.3 Negative Covenants                                                        32
7.3.1  Business Activities; Place of Business; Organic Documents; Fiscal Year 32
7.3.2  ERISA Plans                                                            32
7.3.3  Consolidation, Merger, etc                                             32
8.  EVENTS OF DEFAULT                                                         32
8.1 Events of Default                                                         33
8.1.2  Non-Performance of Certain Covenants                                   33
8.1.3  Non-Performance of Other Obligations                                   33
8.1.4  Breach of Representation or Warranty                                   33
8.1.5  Default on other Indebtedness                                          33
8.1.6  Bankruptcy, Insolvency, etc.                                           33
8.1.7  Impairment of Loan Documents                                           34
8.1.8  Judgments                                                              34
8.1.9  Change in Control                                                      35
8.1.10  Materially Adverse Effect                                             35
8.2 Action if Bankruptcy                                                      35
8.3 Action if Other Event of Default                                          35
9.  MISCELLANEOUS                                                             35
9.1 Waivers, Amendments, etc                                                  35
9.2 Notices                                                                   36
9.3 Costs and Expenses                                                        36

9.4 Indemnification                                                           36
9.5 Survival                                                                  37
9.6 Severability                                                              37
9.7 Headings                                                                  37
9.8 Counterparts; Effectiveness                                               37
9.9 Governing Law; Entire Agreement                                           38
9.10 Successors and Assigns                                                   38
9.11 Sale and Transfer of the Loan; Participations in the Loan                38
9.12 Other Transactions                                                       38
9.13 Forum Selection and Consent to Jurisdiction; Waiver of Immunity          39
9.14 Waiver of Jury Trial                                                     40

                             SCHEDULES AND EXHIBITS

SCHEDULE I  Disclosure Schedule
SCHEDULE II Additional Costs Rate
EXHIBIT A   Borrowing Notice
EXHIBIT B   Continuation Notice
EXHIBIT C   MHV Guaranty
EXHIBIT D   Subordination Agreement
EXHIBIT E-1 Opinion of Debevoise & Plimpton, New York counsel to the Lender EXHIBIT E-2 Opinion of Michael B. White, Vice President, General Counsel and
            Secretary of Hecla Mining
EXHIBIT E-3 Opinion of Neher Von Siegmund Rengifo Diquez, Venezuelan counsel to MHV
EXHIBIT F   Process Agent Acceptance

THIS SUBORDINATED LOAN AGREEMENT is dated as of June 29, 2000 (this "Agreement")

AMONG:-

(1) HECLA MINING COMPANY, a Delaware corporation ("Hecla Mining" or the "Borrower"); and

(2) STANDARD BANK LONDON LIMITED, a bank organized under the laws of England ("Standard Bank"), as the lender (in such capacity, the "Lender").


WITNESSETH:-

WHEREAS, Hecla Mining and its Subsidiaries (such and other capitalized terms used as defined in Section 1.1) are active in the exploration and development of precious metals and industrial minerals in the United States and other jurisdictions;

WHEREAS, Hecla Mining is party to the Facility Agreement dated March 24, 2000 (the "Senior Facility Agreement") among Hecla Mining, as borrower, Standard Bank, as initial lender, Standard Bank, as collateral agent, and Standard Bank, as administrative agent;

WHEREAS,  in  addition  to  the Indebtedness made  available  under  the  Senior
Facility Agreement, the Borrower has requested that the Lender make funds available to it for general corporate purposes and the Lender is willing to make such funds available to the Borrower on the terms and subject to the conditions of this Agreement and the other Loan Documents;

WHEREAS, Minera Hecla Venezolana, C.A., a company organized under the laws of Venezuela and a wholly owned indirect Subsidiary of the Borrower ("MHV") is willing to guarantee the obligations of the Borrower to the Lender and it is a condition precedent to the making of the Loans hereunder that MHV execute and deliver the MHV Guaranty; and

WHEREAS, the Standard Bank, as administrative agent under the Senior Facility Agreement (in such capacity, the "Senior Agent") is willing to permit the credit accommodations contemplated by this Agreement, subject to the terms and conditions of the Subordination Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged by each party hereto, the parties hereto hereby agree as follows:-

1.   DEFINITIONS; INTERPRETATION

1.1  Defined Terms

     The following terms, when used in this Agreement, including its preamble and recitals, shall have the following meanings:

     "Additional Costs Rate" means, for any Interest Period, the applicable rate determined by the Lender in accordance with Schedule II.

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any compensation, welfare or similar plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power:

     (a) to vote twenty percent (20%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

     (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agreement" is defined in the preamble.

     "Applicable Law" means, with respect to any Person or matter, any supranational, national, provincial, federal, state, regional or local statute, law, rule, treaty, convention, regulation, order, decree or other requirement relating to such Person or matter and, where applicable, any interpretation thereof by any Governmental Agency having jurisdiction with respect thereto or charged with the administration or interpretation thereof (in each case, whether or not having the force of law, but if not having the force of law, such statute, law, etc. being of the type with which such Person would comply in the ordinary course of business).

     "Applicable Margin" means four percent (4%) per annum.

     "Approval" means each and every approval, authorization, license, permit, consent, filing and registration by or with any Governmental Agency or other Person necessary for the execution, delivery or performance of this Agreement or any other Loan Document or for the validity or enforceability hereof or thereof, whether or not referred to in Item 1 ("Approvals") of the Disclosure Schedule.

     "Authorized Representative" means those officers of the Obligors whose signatures and incumbency shall have been certified pursuant to Section 5.1.1.

     "Borrower" is defined in the preamble.

     "Borrowing Date" means the Business Day on which the Loan is made pursuant to Section 2.1.

     "Borrowing Notice" means a loan request and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit A hereto.

     "Business Day" means:-

     (a) any day which is not Saturday, Sunday, a legal holiday or any other day on which banks are closed in London, England or New York, New York; and

     (b) relative to the making, continuing or the calculation of the LIBO Rate, any day on which dealings in Dollars are carried on in the London interbank market.

     "Capitalized Lease Liabilities" means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with U.S. GAAP, would be classified as capitalized leases, and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with U.S. GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Change in Control" means the occurrence of any of the following events:-

     (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, and including holding proxies to vote for the election of directors other than proxies held by the Borrower's management or their designees to be voted in favor of Persons nominated by the Borrower's Board of Directors) of 25% or more of the outstanding voting securities of Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Borrower);

     (b) a majority of the directors of Borrower shall consist of Persons not nominated by the Borrower's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements); or

     (c) the failure by the Borrower to own indirectly all of the share capital (howsoever denominated) of MHV, free and clear of all Liens, other than arising under the LaCamorra Credit Agreement.

     "Commitment" means the Lender's obligation to make, maintain and continue its Loan in an amount equal to the Commitment Amount in each case pursuant to the terms and subject to the conditions of this Agreement.

     "Commitment  Amount"  means U.S.$3,000,000, as may be reduced  pursuant  to
     Section 2.1(d).

     "Commitment  Termination  Date"  means  the  earliest  to  occur   of   the
     following:-

     (a) July 14, 2000;

     (b) the occurrence of any Enforcement Event;

     (c) the  Borrowing Date on which the Loan shall have been made pursuant  to
          Section 2.1; and

     (d) the termination of the Commitments pursuant to Section 2.1(d).

     "Contingent  Liability" means any agreement, undertaking or arrangement  by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

     "Continuation Notice" means a notice of continuation and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit B attached hereto.

     "Contractual Obligation" means, relative to any Person, any provision of any security issued by such Person or of any Instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     "Default" means any Event of Default or any condition or event which, after notice, lapse of time, the making of any required determination or any combination of the foregoing, would constitute an Event of Default.

     "Disclosure  Schedule"  means the Disclosure Schedule  attached  hereto  as
     Schedule I.

     "Dollar" and the sign "U.S.$" mean lawful money of the United States.

     "Effective Date" is defined in Section 9.8.

     "Enforcement Event" means either:-

     (a) an Insolvency Event; or

     (b) the occurrence of any other Event of Default and the acceleration of the Obligations pursuant to Section 8.3.

     "Environmental Law" means, with respect to any Person, any Applicable Law relating to or imposing liability or standards of conduct concerning public health and safety and the protection of the environment that is applicable to such Person.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means the Borrower and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "ERISA Plan" means any employee pension benefit plan subject to Title IV or ERISA maintained by any ERISA Affiliate with respect to which any Related Person has a fixed or contingent liability.

     "Event of Default" is defined in Section 8.1.

     "Facility" means the Loan and the financial accommodations made to the Borrower in connection therewith.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System.

     "Governmental Agency" means any supranational, national, federal, state, regional or local government or governmental department or other entity charged with the administration, interpretation or enforcement of any Applicable Law.

     "Hecla Mining" is defined in the preamble.

     "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under commodity swap agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements, options and arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or metal prices.

     "Impermissible Qualification" means, relative to the opinion or report of any independent certified public accountant or any independent chartered accountant as to any financial statement of either Obligor, any qualification or exception to such opinion or report:

     (a)which is of a "going concern" or similar nature;

     (b) which relates to any limited scope of examination of matters relevant to such financial statement which has resulted from any action of such Obligor, the result of which is, directly or indirectly, to prevent such accountant from making such examination as such accountant deems appropriate.

     "Indebtedness" of any Person means, without duplication:

     (a) all  obligations of such Person for borrowed money or metals (including
          Gold) and all obligations evidenced by bonds, debentures, notes, or other similar Instruments on which interest charges are customarily paid;

     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and bankers' acceptances and similar instruments, in each such case issued for the account of such Person;

     (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with U.S. GAAP, recorded as Capitalized Lease Liabilities;

     (d)net payment liabilities of such Person under all Hedging Obligations;

     (e) whether or not so included as liabilities in accordance with U.S. GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

     (f) all Contingent Liabilities of such Person in respect of any of the foregoing items which are the obligations of any other Person.

     "Indemnified Liabilities" is defined in Section 9.4.

     "Indemnified Parties" is defined in Section 9.4.

     "Insolvency  Event"  means  the occurrence  of  any  Default  described  in
     Section 8.1.6.

     "Instrument" means any contract, agreement, indenture, mortgage, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed, or undertaken, or any Lien (or right or interest therein) is granted or perfected or purported to be granted or perfected.

     "Interest Payment Date" is defined in Section 3.2.5(b).

     "Interest Period" means, relative to the Loan:

     (a) initially, the period from the date such Loan was made on the Borrowing Date to the day which numerically corresponds to such date one, two, three or six months thereafter (or such other date as agreed between the Lender and the Borrower but, subject at all times to the provisions of Section 4.1);

     (b) thereafter, each period from the last day of the immediately preceding Interest Period applicable to the Loan to the day which numerically corresponds to such date one, two, three or six months thereafter (or such other date as agreed between the Lender and the Borrower and, subject as provided in clause (a)) as the Borrower may irrevocably select in the relevant Continuation Notice delivered pursuant to
          Section 2.2;

     provided, however, that:

     (c) absent the timely selection of an Interest Period for the then outstanding Loan, the Borrower shall be deemed to have selected an Interest Period identical to that then in effect with respect to the Loan;

     (d) if such Interest Period for the Loan would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day, unless such Business Day occurs in the next following calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

     (e) the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date;

     (f) at any one time, there shall only be permitted to be in effect a maximum of two Interest Periods with respect to the Loan; and

     (g) the Lender shall be able to select Interest Periods satisfactory to it pursuant to the terms and conditions of Section 3.2.2 or after any Enforcement Event.

     "La Camorra Credit Agreement" means the credit agreement, dated as of June 25, 1999, between (1) Hecla Resources Investments Limited, as borrower,
     (2) MHV, as additional obligor, (3) the lenders party thereto and (4) Standard Bank, as administrative agent and collateral agent.

     "Lender" is defined in the preamble.

     "Lending Office" means the office of the Lender designated as such below its signature hereto or such other office of the Lender as may be designated from time to time by notice from the Lender to the Borrower.

     "LIBO Rate" means:-

     (a) the rate (rounded upwards, if necessary, to the nearest four decimal places) which is the offered rate at or about 11.00 a.m. two Business Days prior to the relevant Interest Period for Dollar deposits for a period equal to the relevant Interest Period which appears on the display designated as the British Bankers' Association Interest Settlement Rate as quoted on the Reuters' Screen page no. LIBOR = (or such other page or service as may replace page no. LIBOR = of such service (as the case may be) for the purpose of so displaying the British Bankers' Association Interest Settlement Rate for London interbank offered rates and, in the absence of any such replacement page or service, such other page of such other service as the Lender and the Borrower may agree, or

     (b) if no relevant rate appears on Reuters' Screen page no. LIBOR = or if such Reuters' Screen page is unavailable at the relevant time the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Lender at its request, quoted by the Reference Banks to prime banks in the London Interbank Market at or about 11.00 a.m. two Business Days prior to the relevant Interest Period in an amount comparable to the amount of the Loans and for a period equal to the Interest Period for delivery on the first day of that Interest Period.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "Loan" means the Lender's loan under this Agreement, whatever outstanding or to be made.

     "Loan Documents" means, collectively, this Agreement, the MHV Guaranty, the Subordination Agreement and each other Instrument executed by the Obligors or any Affiliate of any thereof, evidencing any obligation (monetary or otherwise) in connection with and pursuant to this Agreement and the transactions contemplated hereby and representing obligations incurred to any of the Finance Parties.

     "Material Subsidiary" means any direct or indirect Subsidiary of the Borrower designated as such in Item 3 ("Subsidiaries") of the Disclosure Schedule and any other Subsidiary of the Borrower with assets in excess of U.S.$1,000,000 (or its equivalent in any other currency).

     "Materially Adverse Effect" means an effect, resulting from any occurrence of whatever nature (including any adverse determination in any labor controversy, litigation, arbitration or governmental investigation or proceeding), which is materially adverse to the ability of either Obligor to make any payment or perform any other material obligation required under any Loan Document to which it is a party.

     "Maturity" means, relative to the Loan, any date on which the Loan is stated to be due and payable, in whole or in part, whether by required repayment, prepayment, declaration or otherwise.

     "Maturity Date" means June 30, 2004.

     "MHV" is defined in the fourth recital.

     "MHV Guaranty" means the Guaranty executed by MHV in favor of the Lender, substantially in the form of Exhibit C attached hereto.

     "Obligations" means all obligations of either Obligor with respect to the repayment or performance of all obligations (monetary or otherwise) arising under or in connection with the Facility.

     "Obligors" means, collectively, the Borrower and MHV.

     "Ordinary Rate" means the rate described in Section 3.2.1.

     "Organic Document" means (a) in the case of the Borrower, its certificate of incorporation and by-laws, (b) in the case of MHV, its estatutos and
     (c) in the case of either Obligor, all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock or other equity interests.

     "Person"   means  any  natural  person,  corporation,  partnership,   firm,
     association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Post Maturity Rate" means the rate described in Section 3.2.2.

     "Principal Amount" means the principal amount of the Loan, which shall include for the avoidance of doubt any interest and other amounts accruing thereon and capitalized pursuant to Section 3.2.5.

     "Process Agent" is defined in Section 9.13.

     "Process Agent Acceptance" means a letter from the Process Agent to the Lender, substantially in the form of Exhibit F attached hereto.

     "Regulatory Change" means the occurrence after the Effective Date of any change in or abrogation of, or introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any:-

     (a) statute, law, rule, or regulation applicable to the Lender, or

     (b) guideline, interpretation, directive, consent decree, administrative order, request or determination (whether or not having the force of law but, if not having the force of law, such guideline, etc. being of the type with which the Lender would comply in the ordinary course of business) applicable to the Lender of any court, central bank or governmental or regulatory authority charged with the interpretation or administration of any statute, law, rule or regulation referred to in clause (a) or of any fiscal, monetary, or other authority having jurisdiction over the Lender.

     "Related Person" means the Borrower and each Material Subsidiary.

     "Requirement of Law" means, as to any Person, its Organic Documents and any Applicable Law or Contractual Obligation binding on or applying to such Person.

     "Senior Agent" is defined in the fifth recital.

     "Senior Facility Agreement" is defined in the second recital.

     "Standard Bank" is defined in the preamble.

     "Subordination  Agreement"  means  the Agreement  executed  by  the  Senior
     Agent,   Standard   Bank,  as  subordinated  lender,  and   the   Borrower,
     substantially in the form of Exhibit D attached hereto.

     "Subsidiary" means with respect to any Person, any corporation at least a majority or more of the outstanding shares of capital stock of which having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

     "Tax Credit" is defined in Section 4.7(b).

     "Tax Payment" is defined in Section 4.7(b).

     "Taxes" means any present or future income, franchise, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature imposed by any taxing authority of any jurisdiction.

     "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under
     Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (3) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

     "U.S. GAAP" is defined in Section 1.3.

1.2  Use of Defined Terms

     Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in this Agreement and each notice and other communication delivered from time to time in connection therewith.

1.3  Accounting and Financial Determinations

     Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles in the U.S. ("U.S. GAAP").

1.4  Change in Accounting Principles

     If, after the Effective Date, there shall be any material change to either Obligor's Fiscal Year, or in the application of the accounting principles used in the preparation of the financial statements referred to in Section
     6.5 as a result of the promulgation of rules, regulations, pronouncements or opinions by agencies having jurisdiction over financial reporting and accounting standards which changes result in a change in the method of calculation of, or have an adverse impact on, financial covenants, standards, or terms applicable to either Obligor found in this Agreement or any other Loan Document, the Borrower and the Lender agree promptly to enter into negotiations in order to amend such financial covenants, standards or terms so as to reflect equitably such changes with the desired result that the evaluations of such Obligor's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that pending such agreements, such Obligor's financial condition shall continue to be evaluated on the same principles as those used in the preparation of the financial statements of such Obligor referred to in Section 6.5.

1.5  General Provisions as to Certificates and Opinions, etc.

     Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the relevant Obligor to have such action taken, and any certificate executed by the relevant Obligor shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate as of the date stated.

1.6  Interpretation

     Unless a clear contrary intention appears, this Agreement and each other Loan Document shall be construed and interpreted in accordance with the provisions set forth below:-

     (a)  the singular number includes the plural number and vice versa;

     (b) reference to any Person includes such Person's successors, executors, administrators, substitutes and assigns but, if applicable, only if such successors, executors, administrators, substitutes and assigns are permitted by this Agreement or such other Loan Document, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

     (c)  reference to any gender includes any other gender;

     (d) reference to any agreement, document or Instrument means such agreement, document or Instrument as amended, supplemented, novated, refinanced, replaced, waived, restated or modified, and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

     (e) reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

     (f) reference to any Applicable Law means such Applicable Law as amended, modified, codified or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

     (g) "hereunder", "hereof", "hereto", "herein" and words of similar import shall be deemed references to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Article, Section, clause or other provision hereof or thereof;

     (h) any reference to any particular Article, Section or clause shall be to such Article, Section or clause of this Agreement or such other Loan Document;

     (i) "including" means including without limiting the generality of any description preceding such term;

     (j) relative to the determination of any period of time, "from" means "from (and including)" and "to" means "to (but excluding)";

     (k)  any reference to a time of day is a reference to London time;

     (l) reference to a "company" or "corporation" shall be construed as a reference to the analogous form of business entity used in any relevant jurisdiction;

     (m) when an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning; and

     (n) any reference to the "knowledge" of either Obligor or its Authorized Representative with respect to a certain matter means either such Person's actual knowledge with respect to such matter or that of which a Person, in the position of such Obligor or Authorized Representative and acting reasonably, would be expected to have knowledge.

2.   COMMITMENTS AND PROCEDURES FOR MAKING THE LOAN; CONTINUATION PROCEDURES

2.1  Commitments; Making The Loan

     (a) Subject to the terms and on the conditions of this Agreement, the Lender agrees that its Commitment consists of obligations to make, maintain and continue the Loan, in an amount not to exceed the Commitment Amount. The Loan may only be made on a single Borrowing Date during the period from the Effective Date to the Commitment Termination Date.

     (b) By delivering a Borrowing Notice to the Lender on or before 10:00 a.m. and at least 24 hours prior thereto, the Borrower may request on any Business Day during the period described in clause (a), that a single Loan be made by the Lender on the Borrowing Date set forth in such Borrowing Notice in a principal amount equal to the then Commitment Amount. The Borrowing Notice, once delivered, shall not thereafter be revocable by the Borrower.

     (c) Subject to the terms and conditions of this Agreement, the Loan requested to be made in the Borrowing Notice shall be made on the specified Borrowing Date. On the Borrowing Date and subject to such terms and conditions, the Lender shall, on or before 10:00 a.m., make such funds available to the Borrower by crediting the Principal Amount of the Loan to such account of the Borrower as it may direct.

     (d) The Borrower may, from time to time on any Business Day prior to the Commitment Termination Date upon which there then remains any portion of the Commitment Amount, voluntarily reduce the Commitment Amount, as then in effect, in whole or, if in part, in multiples of U.S.$1,000,000; provided, however, that the Borrower shall give the Lender not less than three or nor more than five Business Days prior written notice (counting the date on which such notice is given) of any such reduction which notice shall be irrevocable once given. On the Commitment Termination Date, the Commitment Amount (if still remaining) shall, automatically, and without any action by any Person be reduced to zero.

2.2  Continuation Elections

     (a) To continue all or part of the Loan for the same (or for a different) Interest Period, the Borrower must deliver a Continuation Notice to the Lender no later than 10.00 a.m. five Business Days prior to the expiration of the relevant Interest Period then in effect. To the extent the Borrower wishes to issue a Continuation Notice with respect to part (but not all) of the Loan, such Continuation Notice must relate to an aggregate Principal Amount of multiples of U.S.$500,000, and a maximum of two Interest Periods with respect to the Loan may be outstanding at any one time after giving effect thereto.

     (b) (i) Each new Interest Period will commence on the expiration of the preceding Interest Period relating to all or that portion of the Loan made pursuant to the Borrowing Notice or continued pursuant to a Continuation Notice.

          (ii) If the Borrower fails to deliver a Continuation Notice as and when required, it, subject as provided in clauses (d) and (e) of the definition of "Interest Period", will be deemed to have requested that the then current Loan be continued for an Interest Period that is the same as the duration of the Interest Period then currently in effect with respect to the Loan.

     (c)  A Continuation Notice once given shall be irrevocable.

2.3  Records

     The Lender's Loan shall be evidenced by a loan account maintained by the Lender. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate account entries, which account entries, if made, shall evidence inter alia the date of, the type of, the principal amount of, any repayments of, the interest rate on, and the Interest Period applicable to, the Loan then outstanding. Any such account entries indicating the outstanding Principal Amount of the Loan outstanding to the Lender shall be prima facie evidence of the Principal Amount thereof owing and unpaid, but the failure to make any such entry shall not limit or otherwise affect the obligations of the Borrower hereunder to make payments of the amount of, or interest on, the Loan when due.

2.4  Funding

     The Lender may, if it so elects, but subject to Applicable Law, fulfil its obligation to make, maintain or continue any portion of its Loan by causing an offshore branch, Affiliate or banking facility of the Lender to make, maintain or continue the Loan; provided, however, that in such event the Loan shall be deemed to have been made by the Lender, and the obligation of the Borrower to repay the Loan, and pay interest thereon, shall nevertheless be to the Lender and shall be deemed to be held by it, to the extent of the Loan, for the account of such foreign branch, Affiliate or international banking facility; and provided, further, however, that the Borrower shall be under no obligation to pay any amount to the Lender pursuant to Section 4.1, 4.2, 4.3, 4.4, 4.5 or 4.6 which arises solely as a consequence of an election made by the Lender pursuant to this Section.

3.   PRINCIPAL PAYMENTS; INTEREST; CAPITALISATION OF INTEREST; FEES

3.1  Principal Payments

3.1.1     Scheduled Repayments

     (a) The Borrower shall repay the Loan in Principal Amounts of U.S.$1,000,000 on each of June 30, 2003 and December 31, 2003.

     (b) The Borrower shall repay the Principal Amount of the Loan remaining outstanding in full on the Maturity Date.

3.1.2     Prepayments - Voluntary

     In addition to its obligations under Section 3.1.1, the Borrower may, from time to time on any Business Day (subject to Sections 3.2.6 and 4.3) make a voluntary prepayment, in whole or in part, of the then outstanding Principal Amount of the Loan; provided, however, that:

     (a) the Borrower shall give the Lender not less than five Business Days' prior written notice (counting the date on which such notice is given) of any such voluntary prepayment, which notice, once given, shall be irrevocable; and

     (b) all such partial voluntary prepayments shall be in an aggregate Principal Amount of multiples of U.S.$500,000.

3.1.3     Principal Payments Generally

     (a) Each repayment or prepayment of the Loan made pursuant to this Section shall be without premium or payment of any other additional amount, except as may be required pursuant to Section 4.3. Amounts repaid or prepaid may not be re-borrowed. Except as set forth in
          Section 3.2.5, any repayment or prepayment of the Principal Amount of the Loan shall include accrued interest on the date of repayment or prepayment on the Principal Amount being repaid or prepaid.

     (b) The Loan, as required to be repaid or prepaid pursuant to this Section, shall be paid in Dollars. Any amount paid pursuant to
          Section   3.1.2(a)  shall  be  applied  in  reducing   the   repayment
          installments under Section 3.1.1 in the inverse order of their maturities.

3.2  Interest Payments

     The Borrower shall make payments of (or capitalize) interest in accordance with this Section.

3.2.1     Rate

    The Borrower shall pay interest on the Principal Amount of the Loan outstanding from time to time (or interest shall accrete thereon) at a rate per annum equal to the sum of (i) the LIBO Rate, (ii) the Applicable Margin plus (iii) the Additional Costs Rate, if relevant.

3.2.2     Post-Maturity Rate

          After the Maturity of all or any portion of the Principal Amount of the Loan or after any other Obligations shall have become due and not been paid, the Borrower shall pay interest (after as well as before judgment) on the Principal Amount of the Loan so matured or on any such other Obligations, at a rate per annum equal to the sum of (i) the LIBO Rate for such Interest Periods (of a minimum of three months) as the Lender may from time to time select, (ii) the Applicable Margin, (iii) the Additional Costs Rate (if relevant) plus (iv) two percent (2%).

3.2.3     Payment Dates; Calculation of Interest

    Interest accrued on the Loan shall, subject to Section 3.2.5, be payable without duplication on:

     (a) the last day of each Interest Period with respect to the Loan (and, in addition to such day, if such Interest Period shall exceed three months, on each date which is the last day of each successive three-monthly period occurring during such Interest Period);

     (b)  the Maturity of the Loan; and

     (c)  with respect to any portion of the Loan repaid or prepaid pursuant  to
          Section 3.1 or 4.5 the date of such repayment or prepayment, as the case may be.

     In addition, interest accrued on the Loan after the Maturity thereof and interest on other overdue amounts shall be payable upon demand. The amount of accruing and accreting interest on the Loan shall be calculated by the Lender on the daily outstanding Principal Amount of the Loan. All interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) during the period for which such interest is payable over a year comprised of 360 days. Subject to clauses (d) and (e) of the definition of "Interest Period", whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

3.2.4     Rate Determinations

    All determinations by the Lender of the rate of interest applicable to the Loan shall be conclusive absent demonstrated error.

3.2.5     Capitalization of Interest

     (a) Notwithstanding the interest payment provisions contained in this Section, until the date on which the principal of, and interest on, the Loan shall become payable in full, whether at the Maturity Date or by reason of acceleration or if the Maturity of all or any portion of the Principal Amount of the Loan or after any Obligations shall have become due and not been paid, the Borrower may capitalize interest as provided in this Section.

     (b) To the extent the Borrower shall not make any payment of interest (including for the avoidance of doubt, the Additional Costs Rate, if relevant) on the Loan in cash on each date described in Section 3.2.3 (other than the proviso set forth in clause (a) thereof) or when otherwise due (each such date, an "Interest Payment Date"), an amount equal to the interest payable on such Interest Payment Date but not paid in cash shall be added to the Principal Amount payable hereunder and shall continue to bear interest as provided herein.

     (c) For the avoidance of doubt, the payment of each Principal Amount described in Sections 3.1.1(a) and Section 3.1.2 may be made without payment of any interest capitalized until such date. All interest so capitalized shall, subject to this Agreement, be added to the Principal Amount immediately outstanding after each such payment, shall continue to bear interest as provided herein and shall be paid in cash at the Maturity Date or on any other date where interest is actually payable.

     (d) To the extent the Borrower shall not make any payment of interest on the Loan in cash on any Interest Payment Date occurring after the Maturity of all or any portion of the Principal Amount of the Loan or after any other Obligations shall have become due and not been paid, an amount which bears the same proportion to the total amount of interest which would be payable on the remaining Principal Amount of the Loan if the Loan bore interest at the Post-Maturity Rate for the period from the immediately preceding Interest Payment Date until the then current Interest Payment Date as (i) the amount of interest due on the current Interest Payment Date at the Ordinary Rate but not paid in cash bears to (ii) the total amount of interest at the Ordinary Rate payable on such Interest Payment Date, shall be added to the Principal Amount payable hereunder and shall bear interest as provided herein.

3.2.6      Payments Subject to Subordination

     All payments of principal and interest shall be subject to the terms of the Subordination Agreement.
4.   INCREASED COSTS; TAXES; MARKET DISRUPTIONS; GENERAL PAYMENT PROVISIONS

4.1  Dollars Unavailable

     (a) If, at any time that the Lender shall be required to make any determination of the LIBO Rate for any Interest Period and it shall have determined or in the case of the Loan outstanding or to be outstanding during such Interest Period, either (x) Dollar certificates of deposit or Dollar deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to the Lender in the London interbank market, or (y) by reason of circumstances affecting the Lender in the London interbank market, adequate means do not exist for ascertaining the interest rate applicable hereunder to the Loan, then the Lender shall promptly give telephonic notice of such determination confirmed in writing to the Borrower (which determination shall, in the absence of demonstrated error, be conclusive and binding on the Borrower).

     (b) As soon as practicable following the giving of the notice described in clause (a), the Lender acting reasonably and the Borrower shall negotiate for a period not exceeding 30 days with a view to agreeing to an alternative basis for making or maintaining the Loan affected by the circumstances described in clause (a). During such period interest shall accrue on the principal amount of the affected Lender's affected Loan at the rate applicable to the Loan immediately prior to the giving of such notice. If no such alternative basis is agreed within such time period, the affected Lender's affected Loan shall bear interest at a rate per annum equal to the sum of (i) the cost to the Lender of funding the Loan (as determined by the Lender which determination shall, in the absence of demonstrated error, be conclusive and binding on the Borrower), (ii) the Applicable Margin plus (iii) the Additional Costs Rate as in effect from time to time.

4.2  Increased Costs, etc.

     (a) The Borrower agrees to reimburse the Lender for any increase (other than as specifically covered in any other Section of this Article) in the cost to the Lender of making, continuing or maintaining (or of its obligation to make, continue or maintain) the Loan, and for any reduction (other than as specifically covered in any other Section of this Article) in the amount of any sum receivable by the Lender hereunder in respect of making, continuing or maintaining any portion of the Loan in either case, from time to time by reason of any Regulatory Change (including with respect to Regulation D of the F.R.S. Board but excluding the Additional Costs Rate (if relevant)), then, in any such event, the Lender shall promptly notify the Borrower thereof stating in reasonable detail the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such notice shall, in the absence of demonstrated error, be conclusive and binding on the Borrower.

     (b) As soon as practicable following the giving of any notice described in clause (a), the Lender and the Borrower shall negotiate for a period not exceeding 30 days with a view to avoiding or minimizing the circumstances described in clause (a). If no steps mutually agreeable to the Lender and the Borrower are decided within such 30 day period, the Borrower may elect either to prepay the principal amount of and interest on the Lender's then outstanding Loan (subject, however, to Section 4.3) or pay, within five days after the expiry of such 30 day period, any additional amount required fully to compensate the Lender for the increased cost or reduced amount described in clause (a).

4.3  Funding Losses

     In the event that the Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of Dollar deposits or other funds acquired by the Lender to make, continue or maintain any portion of the Principal Amount of the Loan) as a result of:-

     (a) any payment or prepayment of the Principal Amount of the Loan on a date other than as and when required, whether pursuant to Section
          3.1 or otherwise; or

     (b) any action of the Borrower resulting in the Loan not being made or continued, in accordance with the Borrowing Notice or Continuation Notice, as the case may be, as given therefor,

     then, upon the request of the Lender to the Borrower the Borrower shall pay to the Lender such amount as will (in the reasonable determination of the Lender) reimburse the Lender for such loss or expense. A statement as to any such loss or expense (including calculations thereof in reasonable detail) shall be submitted by the Lender and the Borrower and shall, in the absence of demonstrated error, be conclusive and binding on the Borrower.

4.4  Increased Capital Costs

     (a) If any Regulatory Change affects or would affect the amount of capital required to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in its reasonable discretion) that the rate of return on its or such controlling Person's capital is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such Regulatory Change, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower may, at its option
          (i) within five days of receipt of such notice, pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for the portion of such reduction in rate of return which is reasonably allocable to the Facility or (ii) prepay the principal amount of and interest on the affected Lender's then outstanding Loan (subject, however, to Section 4.3). A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of demonstrated error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.

     (b) Notwithstanding clause (a), the Borrower shall not be obligated to pay any amount to the Lender in respect of any such reduction in the rate of return or increased cost which arises as a consequence of (i) any law or directive implementing the proposals for international convergence of capital measurement and capital standards published by the Basle Committee on Banking Regulations and Supervisory Practices in July 1988 and/or (ii) the Council of the European Communities Directive of April 17, 1989, on the own funds of credit institutions (89/299/EC) and the Council of the European Communities Directive of December 18, 1989, on a solvency ratio for credit institutions (89/647/EC) to the extent that the impact of any such law or directive can reasonably be calculated at the Effective Date. In addition, the Lender may not make any claim for compensation in respect of any such reduction in return or increased cost to the extent that a notification of the event leading to such reduction in the rate or return or increased cost is not given to the Borrower within six months of the Lender's obtaining knowledge thereof.

4.5  Illegality

     (a) If, as the result of any Regulatory Change, the Lender shall determine (which determination, in the absence of demonstrated error, shall be conclusive and binding on the Borrower) that it is unlawful for the Lender to make the Loan then the obligations of the Lender to make the Loan shall, upon such determination (and telephonic notice thereof confirmed in writing to the Borrower), forthwith be suspended until the Lender shall become aware that the circumstances causing such suspension no longer exist and shall forthwith notify the Borrower to such effect, at which time the obligation of the Lender to make the Loan shall be reinstated.

     (b) If, as the result of any Regulatory Change, the Lender shall determine (which determination, in the absence of demonstrated error, shall be conclusive and binding on the Borrower) that it is unlawful for the Lender to continue its Loan, then, upon notice by the Lender to the Borrower, the Lender shall consult with the Borrower for a period of up to 30 days from the date of such notice, with a view to agreeing upon a mutually acceptable alternative arrangement which will avoid or minimize such illegality. If, no steps mutually agreeable to the Lender and the Borrower are decided within such 30 day period, the Borrower may, at its option, to the extent not prohibited from doing so by the relevant illegality or unlawfulness, continue the Lender's then outstanding Loan or prepay, within five days after the expiry of such 30 day period (unless required to do so prior thereto) the principal amount of and interest on the Lender's then outstanding
          Loan (subject, however, to Section 4.3).

     (c) If the relevant illegality or unlawfulness makes it unlawful for the Lender to maintain its Loan, then upon notice by the Lender to the Borrower, the Borrower shall, as soon as practicable after receiving such notice, prepay the Principal Amount of any interest on the Lender's outstanding Loan (subject, however, to Section 4.3)

4.6  Taxes

     All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable pursuant to the relevant Loan Documents shall be made free and clear of, and without deduction for any Taxes (other than franchise taxes and taxes imposed on or measured by the recipient's net income or receipts). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder or under any other Loan Document is required in respect of any such Taxes pursuant to any Applicable Law, then the Borrower will:-

     (a) pay directly to the relevant authority the full amount to be so withheld or deducted;

     (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

     (c) pay to the Lender entitled thereto such additional amount or amounts as is necessary to ensure that the net amount actually received by such Person will be equal to the full amount such Person would have received had no such withholding or deduction been required.

     Moreover, if any such Taxes are directly asserted against the Lender with respect to any payment received by the Lender, the Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is or are necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

     If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by any such Person as a result of any such failure.

     The Lender agrees to co-operate with the Borrower in completing and delivering or filing tax-related forms which would reduce or eliminate any amount of the nature referred to in this Section; provided, however, that the Lender shall not be under any obligation to execute and deliver any such form if, in the reasonable opinion of the Lender, completion of any such form could result in an adverse consequence with respect to the business or tax position of the Lender.

4.7  Mitigation

     (a)  In the event that the Borrower makes payment of any amount pursuant to
          Section 4.4 or 4.6 or that the Lender seeks payment of an amount pursuant to Section 4.4 or 4.6 or because of circumstances resulting in the 30 day negotiation period described in Section 4.1(b), 4.2(b) or 4.5(b), the Lender agrees that it will take such reasonable steps as may reasonably be open to it to mitigate the effects of the circumstances described in the foregoing Sections (such steps to include the transfer of the Lender's Lending Office to another jurisdiction and the application for a Tax Credit); provided, however, that the Lender shall not be obligated to (i) take any such steps if, in its opinion, such steps would require it to achieve less than its expected return with respect to the Facility or would have an adverse effect upon its assets or financial condition or (ii) achieve any particular result or incur any liability to the Borrower by virtue of any such steps resulting in less than complete mitigation of the relevant circumstances.

     (b) If, pursuant to clause (a), the Lender effectively obtains a refund of tax or credit (a "Tax Credit") against a payment made by the Borrower pursuant to Section 4.6 (a "Tax Payment"), and the Lender is able to identify such Tax Credit as being attributable to such Tax Payment, then the Lender, after actual receipt of such Tax Credit, shall reimburse the Borrower for such amount as the Lender shall reasonably determine to be the proportion of such Tax Credit as shall be reasonably attributable to such Tax Payment; provided, however, that the Lender shall not be required to make any such reimbursement which would cause it to lose the benefit of such Tax Credit or would otherwise adversely affect any matter relating to the Lender in connection with the assessment or payment of any Taxes. If the Lender shall claim any Tax Credit pursuant to this Section, it shall have absolute discretion in the extent, order and manner in which it does so. The Lender shall not be obligated to disclose information regarding its tax affairs or computations to the Borrower.

4.8  Payments, Computations, etc.

     (a) All payments by the Borrower pursuant to this Agreement or any other Loan Document shall be paid in Dollars.

     (b) All payments under the Facility shall be made by the Borrower by delivery of Dollars in immediately available funds to an account of the Lender in New York City at the Lender's Lending Office, which account shall be designated from time to time by notice to the Borrower from the Lender. All such payments shall be made, without setoff, deduction, or counterclaim, not later than 11:00 a.m., New York City time, on the date when due. Any payments received hereunder after the time and date specified in this Section shall be deemed to have been received by the Lender on the next following Business Day.

4.9  Set-off

     In addition to and not in limitation of any rights of any of the Lender under Applicable Law, the Lender (or any branch thereof) shall, upon the occurrence of any Enforcement Event, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with the Lender in whatever currency (and, as security for the Obligations owing to the Lender, but not to the exclusion of any other rights the Lender may have, the Borrower hereby grants to the Lender a continuing security interest in any and all balances, etc., as aforesaid).

4.10 Application of Proceeds

     (a) If at any time any amount (including any proceeds received in respect of any sale of, collection from, or other realization upon, the MHV Guaranty) received by the Lender is less than the amount then due and payable pursuant to this Agreement or any other Loan Document such amount may, or at any time thereafter be applied (after payment of any amounts payable to the Lender pursuant to Sections 9.3 and 9.4 and similar provisions contained in any other Loan Document) in whole or in part by the Lender against, all or any part of the Obligations in the following order:-

          (i) first, to amounts outstanding to the Lender under any Loan Document in respect of any amount other than interest on, or the Principal Amount of, the Loan;

          (ii) second, to amounts outstanding to the Lender under any Loan Document in respect of interest on the Loan; and

          (iii)third, to amounts outstanding to the Lender under any Loan Document in respect of the Principal Amount of the Loan.

     (b) Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of all the Obligations, and the termination of all Commitments (if not then already terminated), shall be paid over to or to whomsoever may be lawfully entitled to receive such surplus.

5.   CONDITIONS PRECEDENT TO MAKING LOANS

5.1  In General

     The obligations of the Lender to make the Loan shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article. Unless specifically stated to the contrary, each document, certificate and other Instrument delivered pursuant to this Section shall be dated on, or prior to, and shall be in full force and effect on, the Borrowing Date.

    The Lender shall have received:

5.1.1     Resolutions, etc.

     (a) a certificate of an Authorized Representative of each Obligor to the effect that (i) the representations of such Person set forth in each Loan Document to which it is a party shall be true and correct as at the Effective Date and after giving effect to the Loan and (ii) no Default shall have then occurred and be continuing; and

     (b) a certificate of the Secretary or similar officer of each Obligor as to:

          (i) resolutions of its Board of Directors or similar body then in force and effect authorizing the execution, delivery and performance of each Loan Document to which it is a party and any other document to be executed by it in connection with the transactions contemplated thereby;

          (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document to which it is a party and any other document executed or to be executed by it; and

          (iii) its Organic Documents as then in effect,

     upon which certificate the Lender may conclusively rely until it shall have received a further certificate of the Secretary or similar officer of the relevant Person cancelling or amending such prior certificate.

5.1.2     Subordination Agreement; MHV Guaranty

     (a) counterparts of the MHV Guaranty, duly executed by an Authorized Representative of MHV; and

     (b) counterparts  of  the  Subordination Agreement, duly  executed  by  the
          Senior  Agent,  Standard  Bank,  as  subordinated  creditor,  and   an
          Authorized Representative of Hecla Mining.

5.1.3     Borrowing Notice

     A Borrowing Notice relating to the Loan, executed by an Authorized Representative of the Borrower.

5.1.4     Process Agent Acceptance

     The Process Agent Acceptance, duly executed by the Process Agent, together with the evidence of the appointment of the Process Agent by each Obligor.

5.1.5     Opinions

     Opinions of:

     (a) Debevoise & Plimpton, New York counsel to the Lender, substantially in the form of Exhibit E-1 attached hereto;

     (b) Michael B. White, Vice President, General Counsel and Secretary to Hecla Mining, substantially in the form of Exhibit E-2 attached hereto; and

     (c)  Neher  Von  Siegmund  Rengifo  Diquez,  Venezuelan  counsel  to   MHV,
          substantially in the form of Exhibit E-3 attached hereto.

5.1.6     Closing Expenses, etc.

     The Lender shall have received (including, to the extent necessary, from the proceeds of the Loan to be made on the Borrowing Date) all expenses due to the Lender (including those of the Lender's advisors then invoiced) and payable on or prior to such Borrowing Date.

5.1.7     Compliance with Warranties, No Defaults, etc.

     The representations and warranties of the Borrower set forth in Article 6 and of MHV in the MHV Guaranty shall be true and correct as of the date initially made, and both immediately before and after the making of the requested Loan:

     (a) such representations and warranties shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

     (b) no Default shall have then occurred and be continuing.

6.   REPRESENTATIONS AND WARRANTIES

     In order to induce the Lender to enter into this Agreement and to make, maintain and continue the Loan hereunder, the Borrower, individually for itself and with respect to matters hereinafter relating to it, represents and warrants unto the Lender, in each case as set forth in this Article. The representations and warranties set forth in this Article shall be made on the Effective Date and upon the delivery of the Borrowing Notice and shall be deemed to be made as at the Borrowing Date.

6.1  Organization, Power, Authority, etc.

     (a) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

     (b) The Borrower is qualified to do business and is in good standing (where such concept is applicable) as a foreign company in each jurisdiction where the nature of its business makes such qualification necessary and has full power and authority, and holds all requisite Approvals, to own and hold under lease its property and to conduct its business substantially as currently conducted by it. The Borrower has full power and authority to enter into and perform its obligations under this Agreement and the other Loan Documents executed or to be executed by it.

6.2  Due Authorization; Non-Contravention

     The execution and delivery by the Borrower of this Agreement and each other Loan Document executed or to be executed by it and the performance by the Borrower of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on its part, do not and will not require any Approval do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Requirement of Law or Approval binding on it, and will not result in or require the creation or imposition of any Lien on any of its properties pursuant to the provisions of any Contractual Obligation (other than pursuant to this Agreement).

6.3  Validity, etc.

     This Agreement constitutes, and each other Loan Document executed or to be executed by the Borrower constitutes, or on the due execution by each party thereto and delivery thereof will constitute, the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject as to enforceability, to Applicable Laws relating to bankruptcy and the enforceability of creditors' rights generally and by the fact that the availability of equitable remedies is discretionary.

6.4  Legal Status

     Neither the Borrower nor any of its properties or revenues enjoys any right of immunity from suit, set off, attachment prior to judgment or in aid of execution, or execution on a judgment in respect of its obligations under any of the Loan Documents to which it is a party.

6.5  Financial Information

     All balance sheets and all other financial information of the Borrower and MHV which have been furnished by it to the Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, including:-

     (a) the consolidated balance sheet at December 31, 1999 and the related consolidated statements of operations and cashflows, loss and deficit and change in financial position for the Fiscal Year then ended, of the Borrower and its Subsidiaries in respect of which an opinion was given by PricewaterhouseCoopers LLC;

     (b) the consolidated balance sheet at March 31, 2000 and the related consolidated statement of profit and loss and cashflows for the Fiscal Quarter then ended, of the Borrower and its Subsidiaries, certified by the principal financial or accounting Authorized Representative of the Borrower;

     (c) the balance sheet at December 31, 1999 and the related statements of operations and cashflows, loss and deficit and change in financial position for the Fiscal Year then ended, of MHV; and

     (d) the balance sheet at March 31, 2000 and the related statement of profit and loss and cashflows for the Fiscal Quarter then ended, of MHV, certified by the principal financial or accounting Authorized Representative of MHV, have been prepared in accordance with U.S. GAAP (or generally accepted accounting principles in Venezuela, and subsequently conformed to U.S.
     GAAP) consistently applied throughout the periods involved (except as disclosed therein) and do present fairly (subject in the case of interim financial statements to year-end audit adjustments) the financial position of the relevant Obligor as at the dates thereof and the results of its operations for the periods then ended. Neither Obligor on the date hereof has any material Contingent Liability or liability for taxes, long-term leases or unusual forward or unusual long-term commitments which are not reflected in its financial statements described in this Section or in the notes thereto.

6.6  Absence of Default

     The Borrower is not in default in the payment of or in the performance of any material obligation applicable to any Indebtedness (subject to any applicable grace period), or in default under any Requirement of Law or the terms or conditions upon which any Approval has been granted.

6.7  Litigation, etc.

     Except as disclosed in Item 1 ("Litigation") of the Disclosure Schedule, there is no pending or, to the knowledge of the Borrower, threatened labor controversy, litigation, arbitration or governmental investigation or proceeding against the Borrower (or any of its Subsidiaries) or to which any of its business, operations, properties, assets or revenues is subject as to which there is a reasonable likelihood of an adverse outcome to the Borrower and which, if adversely determined, would result in a Materially Adverse Effect. In the case of any litigation described in Item 1 ("Litigation") of the Disclosure Schedule, there has been no development in such litigation which would result in a Materially Adverse Effect.

6.8  Materially Adverse Effect

     Since the date of the most recent audited financial statements referred  to
     in   Section 6.5, there have been no occurrences which, individually or  in the aggregate, would result in a Materially Adverse Effect.

6.9  Taxes and Other Payments

     Except as disclosed in Item 2 ("Taxes") of the Disclosure Schedule, the Borrower has filed all tax returns and reports required by any Applicable Law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with its business and no claim for the same exists except as permitted hereunder, except (i) any such taxes and governmental charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP shall have been set aside on the books of the Borrower, (ii) any such tax and governmental charge which has not been timely invoiced as a result of the negligence of the relevant taxing authority or (iii) in the case of any other claims, where failure to make payment therefor would not result in a Materially Adverse Effect with respect to the Borrower.

6.10 Subsidiaries

     All of the Subsidiaries (including the Material Subsidiaries) of the Borrower as of the Effective Date are listed in Item 3 ("Subsidiaries") of the Disclosure Schedule.

6.11 Environmental Warranties

     Except as disclosed in Item 4 ("Environmental Matters") of the Disclosure Schedule or except where failure of any of the following statements to be made would not reasonably be expected to have a Materially Adverse Effect:-

     (a) The Borrower is, and has at all times been, in compliance with, or has fully remedied any non-compliance so as to be in compliance with, all Environmental Laws in all material respects and all material Approvals relating to Environmental Laws necessary in connection with the ownership and operation of its business and that of its subsidiaries are in full force and effect. There are no acts, omissions, events, states of facts or circumstances which may reasonably be expected to prevent or interfere with the Borrower being in substantial compliance with any Environmental Laws, including obtaining or being in substantial compliance with any material Approvals relating to Environmental Laws in the future, and no material investment is necessary to obtain or renew any material Approval relating to Environmental Laws.

     (b) There are no present or, to the Borrower's knowledge, past acts, omissions, events, states of facts or circumstances which have resulted in (or could result in) any third party (including any regulatory authority) taking any action or making any material claim against the Borrower under any Environmental Laws including remedial action (in particular in relation to contaminated land) or the revocation, suspension, variation or non-renewal of any Approval under any Environmental Laws and the Borrower has no notice of any complaints, demands, civil claims, enforcement proceedings or of any action required by any regulatory authority and there are no investigations pending or, to the Borrower's knowledge, threatened in relation to the failure of the Borrower to obtain any material Approval under, or comply with, any Environmental Laws.

6.12 ERISA Liabilities

     All currently existing ERISA Plans are listed in Item 5 ("ERISA Plans") of the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and the Related Persons are in compliance with ERISA in all material respects. No Related Person is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in
     Section 4001 of ERISA.  Except as set forth in the Disclosure Schedule:

     (a) no "accumulated funding deficiency" (as defined in Section 4.12(a) of the Internal Revenue Code) exists in excess of U.S. $1,000,000 with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate; and

     (b) the current value of each ERISA Plan's benefits does not exceed the current value of such ERISA Plan's assets available for the payment of such benefits by more than U.S.$1,000,000.

6.13 Regulations T, U and X

     The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Loan will be used for a purpose which violates or would be inconsistent with, F.R.S. Board Regulations T, U and X. Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

6.14 Government Regulation

     Neither the Borrower nor any Subsidiary thereof is an "investment company" within the meaning of the Investment Company Act of 1940, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", in each case within the meaning of the Public Utility Holding Company Act of 1935.

7.   COVENANTS

7.1  Informational and Financial Covenants

     The Borrower agrees with the Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full the Borrower will perform its relevant obligations set forth in this Section.

7.1.1.    Financial Information, etc.

     The Borrower will deliver to the Lender copies of the following reports and information:-

     (a) promptly when available, and in any event within 90 days after the close of each of its Fiscal Years, its consolidated balance sheet at the close of such Fiscal Year and related consolidated statements of operations and cashflows, loss and deficit, and changes in financial position, as may be relevant (with comparable information at the close of and for the prior Fiscal Year) and reported on without Impermissible Qualification by an independent certified public or chartered accountant of recognized international standing; and

     (b) promptly when available, and in any event within 45 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, its consolidated balance sheet at the close of such Fiscal Quarter and related consolidated statements of operations and cashflows, loss and deficit, and changes in financial position, as may be relevant, for such Fiscal Quarter and for the period in such Fiscal Year ending on the last day of such Fiscal Quarter (with comparable information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal
          Year) and certified by its accounting or financial Authorized Representative.

7.1.2     Defaults

     As soon as practicable and in any event within three Business Days after obtaining knowledge of the occurrence of any Default relating to it, the Borrower will furnish to the Lender a statement of its chief financial Authorized Representative setting forth details of such Default and the action which it has taken and proposes to take with respect thereto.

7.1.3     Miscellaneous Information

     The Borrower will deliver to the Lender copies of the following reports and information:-

     (a) without duplication of any other clause of this Section, notice of the occurrence as soon as possible and in any event within three Business Days after the Borrower knows or has reason to know of any circumstance which has a reasonable likelihood of having a Materially Adverse Effect;

     (b) as soon as practicable details of any litigation, arbitration or administrative proceedings, which if resolved against the Borrower could result in the Borrower suffering a loss in excess of U.S.$1,000,000 (or the equivalent thereof in any other currency); and

     (c) all other information relating to its financial condition, operations or assets the Lender may from time to time reasonably request.

7.1.4     Books and Records; Access

     The Borrower will keep financial records and statements reflecting all of its business affairs and transactions in accordance with U.S. GAAP.

7.1.5     Accuracy of Information

     All factual information hereafter furnished by or on behalf of the Borrower in writing to the Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby will be true and accurate in every material respect on the date as of which such information is dated or certified and such information shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

7.2  Affirmative Covenants

     The Borrower agrees with the Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform its relevant obligations set forth in this Section.

7.2.1     Compliance with Laws, etc.

     The Borrower will comply (a) in all material respects with all Applicable Laws and (b) with the terms of any Loan Document to which it is a party.

7.2.2     Maintenance of Corporate Existence

     The Borrower will do and will cause to be done at all times all things necessary to maintain and preserve its corporate existence and to be duly qualified to do business and be in good standing (where such concept is relevant) as a foreign corporation in each jurisdiction where the nature of its business requires it to be so qualified and where there is a reasonable likelihood of a Material Adverse Effect if not so qualified.

7.2.3     Payment of Taxes, etc.

     The Borrower will pay and discharge, as the same may become due and payable, all taxes, assessments, fees and other governmental charges or levies against it or on any of its property, as well as claims of any kind or character (including claims for sums due for labor, material, supplies, personal property and services); provided, however, that the foregoing shall not require the Borrower to pay or discharge any such tax, assessment, fee, charge or levy (i) if such tax, etc. has not been timely invoiced as a result of the negligence of the relevant taxing authority, or so long as it shall be diligently contesting the validity or amount thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with U.S. GAAP with respect thereto or (ii) in the case of any such claims due, where failure to make payment therefor would not result in a Materially Adverse Effect.

7.2.4     Use of Proceeds

     The Borrower shall apply the proceeds of the Loan strictly in accordance with the terms of this Agreement, including the third recital.

7.3  Negative Covenants

     The Borrower agrees with the Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform its relevant obligations set forth in this Section.

7.3.1     Business Activities; Place of Business; Organic Documents; Fiscal Year

     The Borrower shall not:-

         (i)   change its chief executive office or principal place of business;

         (ii) amend its Organic Documents in any material respect or change its corporate name; or

         (iii) change its Fiscal Year.

7.3.2     ERISA Plans

     The Borrower will not, and will not permit any other Related Person to, incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA.

7.3.3     Consolidation, Merger, etc

     The Borrower will not (a) liquidate or dissolve; or (b) if the following would result in a Change in Control consolidate with, or merge into or with, any other corporation.

8.   EVENTS OF DEFAULT

8.1  Events of Default

     The term "Event of Default" shall mean any of the events set forth in this Section.

8.1.1     Non-Payment of Obligations

     The Borrower:-

     (a) shall default in the payment or prepayment when due of any Principal Amount; or

     (b) shall default in the payment when due of any other Obligation (and such default shall continue unremedied for a period of three Business
          Days).

8.1.2     Non-Performance of Certain Covenants

     The Borrower shall default in the due performance and observance of any of its obligations under Section 7.2.2, 7.2.4 or 7.3 or MHV shall default in the due performance and observance of any of its obligations under Section 4.2.2, 4.2.4 or 4.3.1 of the MHV Guaranty (other than if any such default is capable of cure or remedy, such default shall continue unremedied for a period of 21 Business Days (or such longer period as the Lender may agree, if the Lender determines that such default is reasonably capable of being cured in such longer period) after notice thereof shall have been given to the Borrower by the Lender).

8.1.3     Non-Performance of Other Obligations

     Either Obligor shall default in the due performance or observance of any term, condition, covenant or agreement, whether contained herein or in any other Loan Document executed by it (other than a default arising pursuant to Section 8.1.1 or 8.1.2) and, if capable of cure or remedy, such default shall continue unremedied for a period of 21 Business Days (or such longer period as the Lender may agree, if the Lender determines that such default is reasonably capable of being cured within such longer period) after notice thereof shall have been given to the relevant Obligor by the Lender.

8.1.4     Breach of Representation or Warranty

     Any representation or warranty of either Obligor hereunder or in any other Loan Document executed by it or in any other writing furnished by or on behalf of such Obligor to the Lender for the purposes of or in connection with this Agreement or any such Loan Document is or shall be incorrect when made in any material respect.

8.1.5     Default on other Indebtedness

     A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, by either Obligor under any Indebtedness (excluding Indebtedness described in Section 8.1.1) of such Obligor having a principal amount, individually or in the aggregate, in excess of U.S.$1,000,000 (or the equivalent of any of the foregoing in any other currency), or the maturity of any such Indebtedness shall be accelerated.

8.1.6     Bankruptcy, Insolvency, etc.

     The Borrower or any of its Material Subsidiaries shall:-

     (a) become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

     (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person, or any property of any thereof, or make a general assignment for the benefit of creditors;

     (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend the rights of the Lender under the Loan Documents;

     (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Person and, if such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend the rights of the Lender under the Loan Documents;

     (e) suffer any comparable event to any of the foregoing in any jurisdiction; or

     (f) take any corporate action authorizing, or in furtherance of, any of the foregoing.

8.1.7     Impairment of Loan Documents

     This Agreement or any other Loan Document shall terminate or cease in whole or part to be the legal, valid, binding and enforceable obligation of the relevant Obligor party thereto, or either Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.

8.1.8     Judgments

     Any judgment or order for the payment of money in excess of U.S.$1,000,000 (or the equivalent thereof in any other currency) shall be rendered against either Obligor and either:-

     (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

     (b) there shall be any period of 21 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, unless the payment of such judgment is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies.

8.1.9     Change in Control

     Any Change in Control shall occur.

8.1.10    Materially Adverse Effect

     Any  event  (other  than  as  enumerated in any  other  provision  of  this
     Article)  shall  occur  or  condition  shall  exist  which  constitutes   a
     Materially Adverse Effect.

8.2  Action if Bankruptcy

     If an Insolvency Event shall occur, the Commitment (if not theretofore terminated) shall automatically terminate, without notice, and the outstanding principal amount of all outstanding Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

8.3  Action if Other Event of Default

     If any Event of Default (other than an Insolvency Event) shall occur for any reason, whether voluntary or involuntary, and be continuing the Lender shall, upon notice or demand to the Borrower, declare all or any portion of the outstanding principal amount of the Loan to be due and payable and any or all other Obligations to be due and payable and/or the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and any and all other such Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, such Commitment shall terminate.

9.   MISCELLANEOUS

9.1  Waivers, Amendments, etc

     The provisions of this Agreement and of each other Loan Document (except to the extent expressly otherwise set forth in such Loan Document) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower (or the relevant Obligor party to such Loan Document) and the Lender.

     No failure or delay on the part of the Lender in exercising any power or right under this Agreement or any other Loan Document to which it is a party shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under this Agreement or any other Loan Document to which it is a party shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

9.2  Notices

     All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to it at the relevant address for such party set forth below its signature hereto and designated as its "Address for Notices" or at such other address as may be designated by such party in the relevant Loan Document or a notice to the other parties. Any notice, if sent by hand delivery or courier delivery, shall be deemed received on the Business Day when delivered and, if transmitted by telex or facsimile, shall be deemed given on the Business Day when transmitted (answerback confirmed in the case of telexes and transmission confirmed by the sending facsimile machine in the case of facsimiles).

9.3  Costs and Expenses

     (a) Without prejudice to similar obligations of the Borrower under any other Loan Document, the Borrower agrees to pay on demand all reasonable out-of-pocket expenses (inclusive of United Kingdom Value Added Tax or any other similar tax to the extent not recoverable by the Lender) of the Lender for the negotiation, preparation, execution and delivery of this Agreement and each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required (including the reasonable fees and expenses of counsel and designated local counsel to the Lender from time to time incurred in connection therewith), whether or not the transactions contemplated hereby are consummated, and all expenses (inclusive as aforesaid) of the Lender (including reasonable fees and expenses of counsel and designated local counsel to the Lender and any stamp or other taxes) incurred in connection with the preparation and review of the form of any Instrument relevant to this Agreement or any other Loan Document, the consideration of legal questions relevant hereto and thereto and the filing, recording, refiling or re-recording of any Loan Document and all amendments or supplements to any thereof and any and all other documents or Instruments of further assurance required to be filed or recorded or refiled or re-recorded by the terms hereof or of any other Loan Document.

     (b) The Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and expenses and inclusive of United Kingdom Value Added Tax or any other similar tax) incurred by the Lender in connection with (i) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (ii) the enforcement of any such Obligations.

9.4  Indemnification

     In consideration of the execution and delivery of this Agreement by the Lender and the extension of the Commitments, the Borrower (without prejudice to any similar obligations of either Obligor pursuant to any applicable Loan Document) hereby indemnifies, exonerates and holds the Lender and each of the Lender's Affiliates, officers, directors, shareholders, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages and expenses in connection therewith, in each case arising from the claims of third parties including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:-

     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loan;

     (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties,

     except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities for which each is liable hereunder and which is permissible under Applicable Law.

9.5  Survival

     The obligations of the Borrower under Sections 4.2, 4.3, 4.4, 4.6, 9.3 and 9.4, shall, in each case, survive any termination of this Agreement. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document to which it is a party shall survive the execution and delivery of this Agreement and each such other Loan Document.

9.6  Severability

     Any  provision  of  this  Agreement or any other  Loan  Document  which  is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

9.7  Headings

     The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

9.8  Counterparts; Effectiveness

     This   Agreement  may  be  executed  by  the  parties  hereto  in   several
     counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective on the date (the "Effective Date") when counterparts hereof executed on behalf of the Borrower shall have been received by the Lender.

9.9  Governing Law; Entire Agreement

     (a) THIS AGREEMENT AND, UNLESS OTHERWISE SPECIFIED THEREIN, EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     (b) This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, or document with respect thereto.

9.10 Successors and Assigns

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

     (a) the Borrower may not assign or transfer its rights or obligations without the prior written consent of the Lender; and

     (b) the rights of sale, assignment, and transfer of the Lender are subject to Section 9.11.

9.11 Sale and Transfer of the Loan; Participations in the Loan

     The Lender may assign, or sell participations in, its Loan and Commitment in accordance with this Section. The Lender, with notice to the Borrower, may assign and delegate (or grant participations) to any of its Affiliates or to one or more commercial banks a constant and not varying percentage of the Lender's Loan and/or Commitment, in a minimum aggregate amount of U.S.$1,000,000. To the extent the Lender wishes to make any assignment and delegation of (or sell participations in) the Loan and/or its Commitment, the parties hereto agree to execute such documents and make such amendments to the Loan Documents as are necessary to reflect the participation of more than one financial institution in the Facility. In no event shall the Borrower be required to pay any amount under any of Sections 4.2, 4.3, 4.4, 4.5 and 4.6 existing at the time of any proposed assignment or participation which would otherwise be payable if such assignment took place.

9.12 Other Transactions

     Nothing contained herein shall preclude the Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

9.13 Forum Selection and Consent to Jurisdiction; Waiver of Immunity

     ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE
     SOUTHERN DISTRICT OF NEW YORK AND IN ADDITION IN THE COURTS OF ANY JURISDICTION WHERE ANY COLLATERAL OR OTHER PROPERTY OF THE BORROWER MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER HEREBY IRREVOCABLY APPOINTS THE CT CORPORATION WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 (THE "PROCESS AGENT") AS ITS AGENT FOR SERVICE OF PROCESS IN NEW YORK. SERVICE OF PROCESS MAY BE MADE UPON THE BORROWER BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO IT IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ADDRESS AND THE BORROWER HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN NEW YORK ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES SET FORTH

     BELOW ITS SIGNATURE HERETO. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.14 Waiver of Jury Trial

     THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE LENDER OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                               HECLA MINING COMPANY
                               as the Borrower

                               By:     /s/  Michael B. White
                               Title:  Vice President - General Counsel

                               Address for Notices:

                               6500 Mineral Drive
                               Coeur d'Alene
                               Idaho 83815-8788
                               U.S.
                               Facsimile No.: 1-208-709-7612
                               Attention:   Chief Operating Officer


Commitment Amount :  U.S.$3,000,000     STANDARD BANK LONDON LIMITED
                                        as Lender

                              By:  /s/  Steven Sharpe
                              Title:    Assistant General Manager

                              By:  /s/  Don M. Newport
                              Title:    Head of Mining Finance

                              Lending Office:

                              Standard Bank London Limited
                              Cannon Bridge House
                              25 Dowgate Hill
                              London  EC4R 2SB

                              Address for Notices:

                              Standard Bank London Limited
                              Cannon Bridge House
                              25 Dowgate Hill
                              London EC4R 2SB
                              Facsimile No.: 44-020 7815-4284
                              Attention:     Steven Sharpe

                                   SCHEDULE I

                               DISCLOSURE SCHEDULE


Item 1 - Litigation

Pertinent litigation matters are described in Hecla Mining Company's annual report on Form 10-K for the 1999 Fiscal Year, as follows:

Item 3 - Legal Proceedings
Note 5 - Notes to Consolidated Financial Statements
Note 8 - Notes to Consolidated Financial Statements


Item 2 - Taxes

N/A


Item 3 - Subsidiaries

  Name                                                Ownership  Jurisdiction
  CoCa Mines Inc.                                          100%   Colorado
  Creede Resources, Inc.                                   100%   Colorado
  Southern San Luis Valley Railroad Company                100%   Colorado
  Eastmaque Gold Mines (U.S.) Corp.                        100%   Nevada
  Hecla International Mining, Inc.                         100%   Delaware
  Kentucky-Tennessee Clay Company*                         100%   Delaware
  K-T Feldspar Corporation*                                100%   North Carolina
  MWCA, Inc.                                               100%   Idaho
  Nevada Mine Properties, Inc.                             100%   Nevada
  Southeastern Land Resources Corporation                  100%   Delaware
  Compania Minera Hecla Chile Limitada                     100%   Chile
  Constructora Hecla, S.A. de C.V.                         100%   Mexico
  Equinox Resources (Canada) Inc.                          100%   Canada
  Hecla do Brasil Empreendimentos e Participacoes Ltda.    100%   Brazil
  Duque de Caxias Mineracao Ltda.                          100%   Brazil
  Hecla Mining Company of Canada Ltd.                      100%   Canada
  Hecla Resources Investments Ltd.                         100%   Bermuda
  Industrias Hecla, S.A. de C.V.                           100%   Mexico
  K-T Clay de Mexico, S.A. de C.V.*                        100%   Mexico
  Minera Hecla S.A. de C.V.*                               100%   Mexico

  Minera Hecla del Peru S.A.                               100%   Peru
  Mineracao Hecla do Brasil Ltda.                          100%   Brazil
  Minera Hecla Venezolana, C.A.*                           100%   Venezuela
  Recursos Minerales del Norte, S.A. de C.V.               100%   Mexico
  ConSil Corp.                                           78.45%   Idaho
  The Rosebud Mining Company, L.L.C.                        50%   Delaware

* Designates Material Subsidiaries


Item 4 - Environmental Matters

Pertinent environmental matters are described in Hecla Mining Company's annual report on Form 10-K for the 1999 Fiscal Year, as follows:

Item 1 - Business
Item 3 - Legal Proceedings
Note 5 - Notes to Consolidated Financial Statements
Note 8 - Notes to Consolidated Financial Statements


Item 5 - ERISA Plans

The benefit plans put in place by Hecla Mining for its employees and those of certain of its subsidiaries are as follows. Such plans are more particularly described in Note 9 to the Consolidate Financial Statements in the Form 10-K for the fiscal year ended December 31, 1999.

     Company                           Benefit Plan
     Hecla Mining Company              Lucky Friday Pension Plan
     Hecla Mining Company              Lucky Friday Hourly Savings Plan
     Hecla Mining Company              PBGC Premium Payments
     Hecla Mining Company              Travel Accident Plan (515)
     Hecla Mining Company              Long Term Disability Plan (514)
     Hecla Mining Company              Lucky Friday Layoff Plan (510)

     Hecla Mining Company              Lucky Friday Non-Occupational Disability
                                       Plan (509)
     Hecla Mining Company              Lucky Friday Group Dental Plan (508)
     Hecla Mining Company              Lucky Friday Medical Insurance Plan (507)
     Hecla Mining Company              Supplemental Ret. and Death
                                       Benefit Plan (505)
     Hecla Mining Company              Non-Occupational Disability Plan (504)
     Hecla Mining Company              Group Dental Plan (503)
     Hecla Mining Company              Group Medical Insurance Plan (502)
     Hecla Mining Company              Lucky Friday Group Life Insurance Plan
                                       (506)
     Hecla Mining Company              Group Life Insurance Plan (501)
     Hecla Mining Company              Retirement Plan (001)
     Hecla Mining Company              Capital Accumulation Plan (004)
     K-T Feldspar Corporation          PBGC Premium Payments
     Kentucky-Tennesse Clay            Hourly Employees Pension Fund (001)
     K-T Feldspar Corporation          Hourly Pension Plan (002)

                                   SCHEDULE II
                              ADDITIONAL COSTS RATE


1. The Additional Costs Rate applicable to an Interest Period shall be the rate determined by the Lender to be equal to the following formula:

                                    A x 0.01%
                                    ---------
                                       300

     where,  in  each  case, on the day of application of that  formula  by  the
     Lender:

     A is the rate of charge payable by the Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as the case may be) of the Fees Regulations (but where, for this purpose, the figures at paragraph 2.02(b) and 2.03(b) of the Fees Regulations shall be deemed to be zero) and expressed in pounds per 1 million of the Fee Base of the Lender.

2.   For the purposes of this Schedule:-

     "Eligible Liabilities" and "Special Deposits" have the meanings given to those terms under the Bank of England Act 1998 or by the Bank of England (as may be appropriate), on the day of the application of the formula;

     "Fee Base" has the meaning given to that term for the purposes of, and shall be calculated in accordance with, the Fees Regulations;

     "Fees Regulations" means, as appropriate, either:

     (a) the Banking Supervision (Fees) Regulations 1998; or

     (b) such  regulations as from time to time may be in force relating to  the
         payment   of  fees  for  banking  supervision  in  respect  of  periods subsequent to 28 February 1999.

         (i) The Additional Costs Rate applicable to a Loan for an Interest Period shall be calculated at or about 11.00 am on the first day of that Interest Period and shall be payable on the date on which interest is payable in respect of that Loan under this Agreement.

         (ii) The Lender shall determine the Additional Costs Rate by application of the formula set out in paragraph 1 above on the first day of each Interest Period.

If there is any change in applicable law or regulation, or the interpretation thereof, by any governmental authority charged with the administration thereof, or in the nature of any request or requirement by the Financial Services Authority, the Bank of England, or other applicable banking authority, the effect of which is to impose, modify or deem applicable any fees or any reserve, special deposit, liquidity or similar requirements against assets held by, or deposits in, or for the account of, or advances by the Lender, or in any other respect whatsoever, the Lender shall be entitled to vary the formula set out in paragraph 1 above so as (but only so as) to restore the Lender's position - in terms of overall return to the Lender - to that which prevailed before that change became necessary. The Lender shall notify the Borrower of any such necessary variation to the formula and the formula, as so varied, shall be the formula for the purposes of this Agreement with effect from the date of notification.